Filed pursuant to Rule 433
dated August 8, 2019
Relating to
Preliminary Pricing Supplement dated August 8, 2019
to Prospectus Supplement dated May 2, 2018 and
Prospectus dated November 17, 2017
Registration Statement No. 333-221639

Pricing Term Sheet for 3.200% Secured Medium-Term Notes, Series M, due August 1, 2049

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company
Trade Date: August 8, 2019

Original Issue Date/Settlement Date: August 12, 2019

Principal Amount: $400,000,000

Price to Public: 99.275% of Principal Amount, plus accrued interest, if any, from August 12, 2019 if settlement occurs after that date

Interest Rate: 3.200% per annum

Interest Payment Dates: February 1 and August 1, commencing February 1, 2020

Redemption: As specified in Preliminary Pricing Supplement dated August 8, 2019. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%).

Maturity Date: August 1, 2049

CUSIP: 74456QCA2

Joint Book-Running Managers:
MUFG Securities Americas Inc. ($96,000,000)

Scotia Capital (USA) Inc. ($96,000,000)

Wells Fargo Securities, LLC ($96,000,000)

Co-Managers:

BofA Securities, Inc. ($26,800,000)

CIBC World Markets Corp. ($26,800,000)

RBC Capital Markets, LLC ($26,800,000)

Loop Capital Markets LLC ($19,600,000)

MFR Securities, Inc. ($12,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling MUFG Securities Americas Inc. toll free at (877) 649-6848, Scotia Capital (USA) Inc. toll free at (800) 372-3930 or Wells Fargo Securities, LLC toll free at (800) 645-3751.